EXECUTION COPY

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of November 13, 2003, is made by and between ROHN INDUSTRIES, INC., a Delaware corporation (“Seller”), and SPX CORPORATION, a Delaware corporation (“Purchaser”).

RECITALS

        Seller is a manufacturer and installer of telecommunications infrastructure equipment for the wireless industry (the “Business”). Its products, including towers, poles, related accessories and antennae mounts, are used in cellular, PCS, radio and television broadcast markets. Seller is currently a debtor in possession in the jointly administered bankruptcy cases, Case No. 03-17287-AJM-11) (the “Chapter 11 Case”), under Chapter 11 of Title 11 of the United States Code, as amended and the rules and regulations promulgated thereunder (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Indiana (the “Bankruptcy Court”). Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, certain core assets and properties of the Business, on the terms and subject to the conditions set forth in this Agreement and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code.

        NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS

         Section 1.1.         Purchase and Sale; Acquired and Excluded Assets.

                 (a)         Acquired Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, free and clear of all Liens, all of Seller’s right, title and interest in and to all of the assets of Seller (other than the Excluded Assets), including without limitation the following (the “Acquired Assets”):

1.         Inventory.    All of the (i) finished goods, (ii) work in process, raw materials, operating supplies, packaging and shipping materials, and (iii) replacement, spare and component parts, associated with towers and accessories necessary to fulfill open purchases orders and contracts, including the items listed on the attached Schedule 1.1(a)-1;

2.         Equipment, Tooling, Etc.    All owned personal property, including all machinery, equipment, fixtures, tools, dies, designs, office fixtures, furniture, business machines, computers and computer hardware, networks, servers, mobile phones, PDA’s, vehicles and other tangible personal property and all related spare, replacement or maintenance parts and tools, including those items listed on the attached Schedule 1.1(a)-2;

3. Designated Contracts. All rights and interest of Seller in, to and under the Designated Contracts;

4.         Real Property and Fixtures:    All right, title and interest of Seller, in and to the real property and improvements located in Frankfort, Indiana, as more fully described in the legal description appended hereto as Schedule 1.1(a)-4, and all fixtures to such real property and improvements (the “Real Property”);

5.         Designated Peoria Property:    All rights and interest in engineering software, documentation, and hardware associated with engineering and drafting functions, and certain production fixtures, equipment, tooling, and dies associated with the manufacture of towers and accessories, or office furniture or equipment associated with any Rehired Employees or retained business records, currently located at or associated with Seller’s Peoria, Illinois facility, as designated on the attached Schedule 1.1(a)-5;

6.         Other Contracts.    All rights and interests of Seller in, to and under confidentiality, non-solicitation, non-competition or invention assignment agreements (but not employment agreements) signed by former and current employees of Seller and other parties in favor of Seller or its predecessors and all rights in favor of Seller or its predecessors under any other Contracts related to the Business as it relates to the Acquired Assets including but not limited to all of Seller’s rights (but not its obligations) under that certain License and Nondisclosure Agreement dated as of October 12, 1998, between ROHN Industries, Inc. and/or one of its subsidiaries, ROHN Products International, L.C. Naval Construction Ltd. Group and all of their affiliated companies;

7.         Permits and Licenses.    All Permits, franchises, licenses, certificates of authority, authorizations, registrations, bonds, approvals, qualifications, certifications and listings or the like (each, a “Permit”) with respect to the Business and the Acquired Assets issued to Seller by any government or governmental unit, agency, board, body or instrumentality, whether federal, state or local and all applications therefor pertaining to the Business and the Acquired Assets, all to the extent assignable;

8.         Intellectual Property.    All rights and interest of Seller in, to and under any Intellectual Property including, but not limited to, the trade names “ROHN Industries, Inc.” and “ROHN”, except for Intellectual Property excluded under Section 1.1(b)(18) of this Agreement;

9. Prepaid Items. All prepaid and similar items with respect to the Acquired Assets, including without limitation advance payments and security deposits, all to the extent assignable to Purchaser;

10.         Books and Records.    All files, data, documents, instruments, papers, books and records of every kind (in whatever form or medium) relating to the Acquired Assets or Assumed Liabilities, including, without limitation, (a) all Designated Contracts, (b) all records and lists pertaining to the Acquired Assets including Designated Contracts, and (c) originals or copies of all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller in connection with the Acquired Assets and Designated Contracts, but excluding the originals of Seller’s corporate minute books, stock books and tax returns and copies of the foregoing to the extent related to the Excluded Assets; and subject to a services agreement to be negotiated in good faith between the parties to allow Seller access to the Frankfort facility, equipment, and records for the purpose of collecting accounts receivable, completing tax returns, pursuing causes of action that remain with the bankruptcy estate, fulfilling other financial and reporting requirements as debtor in possession under Seller’s chapter 11 cases, and providing access to Seller and its auctioneer for the purpose of selling Inventory not purchased by Purchaser; and

11.         Actions.    All causes of Action, choses in Action, rights of recovery, rights of set-off, rights of enforcement including injunctive relief, and claims of any kind, against any Person, in each case to the extent related to the Acquired Assets or Assumed Liabilities, including without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products or services delivered by Seller on or prior to the Closing Date and including all rights and injunctive relief in favor of Seller arising out of the order of the United States Bankruptcy Court for the Northern District of Illinois in the bankruptcy cases of UNR-ROHN, Inc. (Indiana) and related debtors (case numbers 82 B 9841-9845, 82 B 9847, 82 B 9849 and 82 B 9851) entered on June 1, 1989, a copy of which is attached as Schedule 1.1(a)-(11).

                 (b)         Excluded Assets.    “Excluded Assets” means, notwithstanding anything in Section 1.1(a) to the contrary, subject to the terms of the Agreement, the following assets, rights and properties of Seller:

1. all rights of Seller under the Agreement;

2. inventory not associated with towers and accessories necessary to fulfill open purchases orders and contracts;

3. all real and personal property associated with Seller’s Peoria, Illinois facility, except for the property described in Section 1.1(a)(5) above;

4.         any cash, cash equivalents and marketable securities of Seller on hand on the Closing Date and including specifically all rights with respect to the $2 million cash escrow related to an existing consent decree with the State of Tennessee Environmental Protection Agency for on-going clean up work;

5. all accounts receivable;

6. all Actions, claims and rights related to the Platinum lawsuit;

7. all Actions, claims and rights of the Seller against Cooper Heat MQS;

8. the construction business including the Construction Commonwealth of Pennsylvania contract;

9. all avoidance Actions under the Bankruptcy Code;

10.         all corporate seals, minute books, charter documents, corporate stock record books, registers of other securities, original tax and financial records and such other books and records as pertain to the organization, existence, share capitalization or debt financing of Seller, and any files, books and records relating to Seller’s Affiliates or otherwise relating to any Excluded Assets;

11. all notes receivable from Affiliates of Seller;

12. all of Seller’s capital stock or other equity interest;

13. all of the Seller’s assets located or previously used in Mexico, Brazil, Alabama, or Arizona and listed on Schedule 1.1(b)-13;

14. four vehicles located at or associated with Seller’s Frankfort, Indiana, facility, as listed on the attached Schedule 1.1(b)-14;

15. any losses, loss-carry forwards and rights to receive refunds, credits and loss-carry forwards with respect to any and all federal and state income Taxes of Seller;

16.         any and all rights under or related to any and all Benefit Plans, or any plans, agreements or arrangements relating to compensation or benefits, that are now or ever have been maintained or contributed to by Seller or any member of its Control Group (as defined under IRS Code Section 414(b), (c) or (m));

17. any and all rights under or related to any and all Collective Bargaining Agreements;

18. Intellectual Property solely related to Seller’s former enclosure shelter division; and

19. any Actions or claims related to or against Integrity Insurance Company and Bryanston Insurance Company.

                 (c)         Purchase by Designee.    At any time prior to Closing, Purchaser may direct that Seller’s right, title and interest to certain Acquired Assets be sold to a Designee in connection with approval of this Agreement and entry of the Sale Order and contemporaneously therewith or as soon as practicable thereafter, and subject to the rights, protections, and obligations of Purchaser under this Agreement and the Sale Order to the extent approved by the Court. Nothwithstanding such designation and anything in this Section 1.1(c) to the contrary, however, Purchaser shall be solely obligated for payment of the Purchase Price and Escrow Deposit in accordance with Section 1.4 below.

         Section 1.2.    Contract Rejection and Assumption.

                 (a)         Purchaser may from time to time prior to the Closing add to the Acquired Assets any executory contract or lease of the Seller (a “Designated Contract”) by providing notice to Seller. Such designation shall not modify the Purchase Price. Prior to Closing, Purchaser shall be entitled to remove any Designated Contract from the Acquired Assets list without penalty. If any executory Contract so added to the Designated Contracts cannot reasonably be assumed and assigned at the Closing, Seller shall expeditiously seek and effect the assumption and assignment to Purchaser of such Contracts after the Closing, but in any event within 30 days after the Closing.

                 (b)         Purchaser may from time to time after the Closing, but not later than 30 days after the Closing, request that Seller file a motion to assume and assign any additional executory Contract to Purchaser, provided that Seller has not previously rejected such Contract. Seller shall use its reasonable best efforts to effectuate such assumption and assignment.

                 (c)         Pursuant to Section 1.2(a) and (b) above, Purchaser may direct that a Designated Contract be assumed and assigned to a Designee, subject to an order approving such assumption and assignment, which Designee shall directly assume responsibility for any cure payments on such Designated Contracts pursuant to Section 1.3(a) below. Seller shall have a reasonable opportunity to review each such designation to determine whether the Designee has the financial ability to perform and can meet the requirements of Section 365(f) of the Bankruptcy Code, provided that Seller may reject such designation only if it determines, in its reasonable business judgment, that such Designee does not satisfy such requirements. Seller’s reasonable rejection of any such designation shall not be a breach of Seller’s representations, warranties, or covenants and shall not be a failure of conditions precedent to Closing or otherwise entitle Purchaser to terminate this Agreement.

         Section 1.3.    Assumed and Excluded Liabilities.

                 (a)         On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser (or, if applicable, its Designee) shall assume from Seller and thereafter pay, perform or discharge in accordance with their terms, Seller’s cost to cure all monetary defaults arising under all Designated Contracts pursuant to Section 365(b) of the Bankruptcy Code (the “Assumed Liabilities”).

                 (b)        Except for the Assumed Liabilities, Purchaser (or, if applicable, its Designee) will not assume and shall not become liable to pay, perform or discharge any Liability whatsoever of Seller or its Affiliates or relating to any of the Acquired Assets or the Business, including but not limited to the following:

(i) Seller’s liabilities or obligations under this Agreement and any Exhibits or Schedules attached hereto;

(ii)        Seller’s liabilities or obligations for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated herein, including without limitation the fees and expenses of Seller’s attorneys, accountants, brokers, and other advisors;

(iii)        any Liabilities under or related to any and all Benefit Plans, or any plans, agreements or arrangements relating to compensation or benefits, that are now or ever have been maintained or contributed to by Seller or any member of its Control Group (as defined under IRS Code Section 414(b), (c) or (m)),

(iv) any Collective Bargaining Agreements;

(v) any Liabilities pursuant to any Contract that is not, or is no longer deemed to be pursuant to Section 1.2, a Designated Contract;

(vi)        other than cure amounts constituting Assumed Liabilities, any Liabilities (including Liabilities in respect of advances or loans, occupational safety, workers’ or workmen’s compensation, grievance proceedings or actual or threatened litigation, suits, claims, demands or governmental proceedings) that arose or were incurred on or before the Closing, or that are based on events occurring or conditions existing on or before the Closing, or that arose out of or related to the ownership, operation, use or control of the Acquired Assets or the Business prior to the Closing;

(vii)        any liability or investigatory, corrective or remedial obligation (contingent or otherwise, and including any liability or obligation for response costs, personal injury, property damage or natural resource damage), whenever arising or occurring, arising under any local, state or federal environmental and safety requirements with respect to the Seller, the Seller’s Business, the Acquired Assets, the Designated Contracts, the Real Property or any other current or former operations or facilities of Seller or the Business (including without limitation any arising from the on-site or off-site release, threatened release, treatment, storage, disposal, or arrangement for disposal of any hazardous or toxic materials, substances, or wastes), whether or not constituting a breach of any representation or warranty herein or whether or not set forth on any disclosure schedule hereto (collectively, the “Environmental Liabilities”);

(viii)        any liabilities and obligations of Seller for federal, state, local or foreign Taxes that have accrued prior to the Closing Date, whether or not assessed, invoiced, or due and payable by the Closing Date, including but not limited to any liabilities related to Taxes arising as a result of such Seller at any time being a member of an affiliated group as defined in Section 1504(a) of the IRS Code, with any necessary prorations for Taxes in connection with Closing to be made in accordance with local custom and usage; and

(ix)        any liabilities and obligations of Seller for utility services related to any of the Acquired Assets or Designated Contracts, such as gas, electricity, water and sewer, to and through the Closing Date, based on a final reading for any utility service or, where such is unavailable as of the Closing Date, based on a daily proration of such costs when the first bill covering the period including the Closing Date is received.

         Section 1.4.    Purchase Price; Escrow Deposit.

                 (a)        Purchase Price. In consideration for the Acquired Assets, Purchaser shall pay to Seller at the Closing the amount of $5,450,000 (the “Purchase Price”). The Purchase Price shall be paid by wire transfer of immediately available funds at the Closing. At least one business day prior to the Closing Date, Seller shall provide to Purchaser in writing the account information for payment of the Purchase Price. Except as otherwise provided herein with respect to prorations, Purchaser shall have no right to setoff or otherwise reduce the Purchase Price prior to or at the Closing; provided, however, that the foregoing shall not be construed to waive or otherwise affect any condition precedent to Purchaser’s obligation to effectuate the Closing or any right to terminate this Agreement.

                 (b)        Escrow Deposit. Within five (5) business days of the execution of this Agreement, Purchaser shall deposit with LaSalle Bank National Association (the “Escrow Agent”) either a cash payment (the “Cash Deposit”) or an irrevocable stand-by letter of credit, in a form mutually agreed upon by the parties (the “Letter of Credit”), in the amount of $545,000. The Cash Deposit or Letter of Credit, as applicable, including any interest earned thereon, are sometimes referred to in the Agreement collectively as the “Escrow Deposit.” The Escrow Deposit shall be held by the Escrow Agent in accordance with the terms of an escrow agreement of a form mutually agreeable to the parties (the “Escrow Agreement”). The Escrow Deposit shall be nonrefundable except in accordance with Section 7.4. The parties shall jointly instruct the Escrow Agent to deliver the Escrow Deposit to Seller, which amount shall be credited against payment of the Purchase Price unless returned to Purchaser pursuant to this Section 1.4(b). Purchaser, in its sole discretion, may at any time replace any Letter of Credit held as part of the Escrow Deposit with an equal amount of cash, in which case the Letter of Credit shall be promptly returned to Purchaser. The Escrow Deposit shall be credited against payment of the Purchase Price if Purchaser and Seller consummate the Closing, irrespective of whether Seller had previously accepted a competing bid or otherwise.

        Section 1.5.    Allocation of Purchase Price.    The Purchase Price and the Assumed Liabilities shall be allocated to the Acquired Assets for all purposes (including tax and financial accounting purposes) in a manner agreed to by Purchaser and Seller in good faith. Purchaser and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such values. Purchaser shall prepare and deliver to Seller, within sixty (60) days after the determination of the Purchase Price after adjustment by the Adjustment Amount (if any), a Form 8564 as required to be filed under section 1060 of the IRS Code. Such allocation of the Purchase Price will not be binding in the Chapter 11 Case upon Seller’s creditors or other parties in interest.

ARTICLE II.

THE CLOSING

        Section 2.1.     Closing.    The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gardner, Carton & Douglas LLP, 191 North Wacker Drive, Chicago, Illinois 60606 (i) one (1) business day after all the conditions set forth in Article VI have been satisfied or waived, but in no event later than the end of the business day on January 15, 2004, or (ii) such other time, date, and place as shall be agreed upon by the parties (the actual date of the Closing being herein referred to as the “Closing Date”). In lieu of attending the Closing, the parties may exchange documents via facsimile transmission or overnight mail in a mutually acceptable manner.

        Section 2.2.     Certain Deliveries at Closing.    At the Closing, Seller will deliver or cause to be delivered to Purchaser all of the Acquired Assets and the following documents:

                  (a)        a bill of sale in a form acceptable to Purchaser, duly executed by Seller, covering the conveyance of the Acquired Assets to Purchaser;

                  (b)        assignment and assumption agreement a form acceptable to Purchaser, duly executed by Seller, covering the conveyance of the rights and the assumption of any obligations under the Designated Contracts and any other assumption of rights and obligations by Purchaser;

                  (c)        a limited warranty deed in recordable form conveying merchantable title to the Real Property to Purchaser free and clear of all liens, claims and encumbrances other than any permitted exceptions;

                  (d)        intellectual property assignments in forms acceptable to Purchaser, duly executed by Seller, covering the conveyance of all of Seller’s right, title, and interest in and to the purchased intellectual property including but not limited to any federally registered trade names, trademarks, patents, or copyrights;

                  (e)        a certified copy of the resolutions adopted by the Board of Directors of ROHN Industries, Inc., authorizing Seller to execute and deliver this Agreement and perform all of its obligations hereunder;

                  (f)        such other documents or instruments as may be reasonably required by Purchaser to consummate the Closing or to effect the conveyance to Purchaser of good and marketable title to the Acquired Assets, all in accordance with and subject to the terms and conditions of this Agreement; and

                  (g)        a certified copy of the Bankruptcy Court order approving the sale and assignments contemplated herein, which order shall specifically provide, among other things, that Purchaser shall not assume any Collective Bargaining Agreement or any obligation with respect thereto.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Purchaser as follows:

        Section 3.1.    Organization.    Seller is validly existing and in good standing under the laws of the jurisdiction of its formation and in each jurisdiction where the operation of the Business requires such qualification.

        Section 3.2.    Authority Relative to this Agreement.    Subject to an order of the Bankruptcy Court approving the transactions contemplated by this Agreement in accordance with Sections 363 and 365 of the Bankruptcy Code, in a form reasonably acceptable to Purchaser (the “Section 363/365 Order”), having been entered by the Bankruptcy Court and having become a Final Order, this Agreement has been duly and validly authorized, executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

        Section 3.3.    Consents and Approvals.    Except as required by the Bankruptcy Court, no consent, approval, or authorization of, waiver from or declaration, filing, or registration with, any Governmental Authority or other Person (each, a “Consent”) is required to be made or obtained in connection with the execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby.

        Section 3.4.    No Violations.    Neither the execution, delivery or performance of this Agreement by Seller, nor the consummation the transactions contemplated hereby, will (a) violate any Order applicable to Seller or its properties or assets, or (b) cause the suspension or revocation of any Permit for Seller to conduct the Business as currently conducted.

        Section 3.5.    Title to Acquired Assets.    Seller owns good and valid title to all of the Acquired Assets, free and clear of all Liens, except for liens and encumbrances described on the attached Schedule 3.5, all of which will be released on the Closing Date. Upon the Section 363/365 Order having been entered by the Bankruptcy Court and in accordance with the terms of the Section 363/365 Order and the Bankruptcy Code, Seller (a) shall have the power and right to sell, assign, transfer and deliver to Purchaser the Acquired Assets and (b) on the Closing Date shall sell, assign, transfer and deliver to Purchaser the Acquired Assets free and clear of all Liens (with all such Liens on the Acquired Assets attaching to the Purchase Price proceeds subject to the same priority as in the Acquired Assets).

        Section 3.6.    Sufficiency of Acquired Assets.    Except as otherwise disclosed on Schedule 3.6, the Acquired Assets are all of the assets, whether tangible or intangible, real or personal, that are used in or necessary for the conduct of Seller’s tower and accessories operations as currently conducted by Seller in the Frankfort, Indiana facility and as supported by engineering and intellectual property and/or use of the Acquired Assets as currently conducted or used.

        Section 3.7.    Real Property.     (a)    Except as set forth on Schedule 3.7, with respect to the Real Property:

(i) Seller has good and marketable indefeasible fee simple title, free and clear of all Liens;

(ii) Seller has not leased or otherwise granted to any person the right to use or occupy such Real Property or any portion thereof; and

(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Real Property or any portion thereof or interest therein.

                 (b)        All buildings, structures, fixtures, buildings systems and equipment and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof: heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems; sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property (the “Improvements”) are, subject to ordinary wear and tear, in satisfactory condition and repair. There are no structural deficiencies or latent defects known to Seller affecting any of the Improvements and there are no facts or conditions known to Seller affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof.

        Section 3.8.    Contracts.    True and complete copies of each written Designated Contract as defined in Section 1.2 (or written summaries of the terms of any oral Designated Contract) have been previously made available to Purchaser. To the best of Seller’s knowledge, all Designated Contracts are valid, binding and enforceable in accordance with their terms and such Designated Contracts are in full force and effect, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Upon the cure of defaults in accordance with Section 9.1, Seller will have cured the obligations required pursuant to each Designated Contract and the Bankruptcy Court to have been performed by it through the Closing Date. Other than the defaults to be cured in accordance with Section 9.1, there has not occurred any default (or event which, with the giving of notice or the lapse of time, or both, could constitute a default) under any of the Designated Contracts as of the date hereof.

        Section 3.9.    Compliance with Laws; Permits; Certain Operations.    Except as set forth on the attached Schedule 3.9:

                 (a)         Seller is in compliance and has complied with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to the operation of the Business and the use or ownership of the Acquired Assets and no notices have been received by and no claims have been filed against Seller alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations;

                (b)          Seller has, with respect to the Acquired Assets, complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, non discrimination, collective bargaining and the payment of social security and other Taxes;

                 (c)         Seller holds all permits, licenses, certificates, accreditations or other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business and ownership or use of the Acquired Assets, and the attached Schedule 3.9(c) and the attached Schedule 3.10 sets forth a list of all such material permits, licenses, certificates, accreditations and other authorizations. Seller is in compliance and has complied with all terms and conditions of any such required permits, licenses, accreditations and authorizations; and

                (d)         No officer, director, employee, consultant, advisor or agent of Seller has been or is authorized to make or receive, and Seller has no knowledge of any of its officers, directors, employees, consultants, advisors or agents making or receiving any bribe, kickback payment or other illegal payment at any time with respect to the Business.

        Section 3.10.     Environmental and Safety Matters.    Except as set forth in Schedule 3.10:

                (a)         With respect to the Business and the Acquired Assets, Seller has complied and is in compliance with all Environmental and Safety Requirements.

                 (b)         Without limiting the generality of the foregoing, Seller has obtained and complied with and is in compliance with, all permits, licenses, approvals, and other authorizations that may be required pursuant to Environmental and Safety Requirements for the operation of the Business and/or use of the Acquired Assets, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and all such permits, licenses, approvals and authorizations may be relied upon by Buyer for lawful operation of the Business on and after the Closing without transfer, reissuance or other governmental action. A list of all such material permits, licenses, approvals, accreditations, certifications and other authorizations is set forth on Schedule 3.10.

                 (c)         Seller has not received any written or oral notice, report or other information regarding any actual or alleged violation of any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental and Safety Requirements and relating to the Business.

                 (d)         None of the following exists at any property or facility operated by Seller in connection with the Acquired Assets;

(i) Underground storage tanks;

(ii) Asbestos-containing material in any form or condition;

(iii) Materials or equipment containing polychlorinated biphenyls; or

(iv) Surface impoundments or other waste disposal units.

                 (e)         With respect to the Business and/or the Acquired Assets, neither Seller nor any of its affiliates or, to Seller’s knowledge, predecessors has treated, stored, disposed of, arranged for or permitted the disposal of transported, handled or released any substance, including any hazardous substance, or owned or operated any facility or property (and no such property or facility is contaminated by any such substance), so as to give rise to liabilities (including liabilities for response costs, natural resource damages or attorneys fees), or any investigatory, corrective or remedial obligations, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or other Environmental and Safety Requirements.

        (f)         With respect to the Acquired Assets, Seller has not, either expressly or, to its knowledge, by operation of law, assumed, undertaken, other otherwise become subject to any liability, including any obligation for corrective or remedial action, relating to the Environmental and Safety Requirements.

        Section 3.11.    Intellectual Property.    Schedule 3.11(a) of this Agreement contains a complete list of all Intellectual Property Rights (except for Intellectual Property excluded from the Acquired Assets under Section 1.1(b)(18) of this Agreement), and for each indicates whether Seller is the exclusive owner or joint owner of such Intellectual Property Rights. The Intellectual Property Rights identified in Schedule 3.11(a) as exclusively owned by Seller constitutes all of the intellectual property necessary for the conduct of the Business as it is currently being conducted. Seller is the owner of all right, title and interest in and to each item of the Intellectual Property Rights identified in Schedule 3.11(a) as exclusively owned by Seller, and/or has the valid right to use the Intellectual Property Rights identified in Schedule 3.11(a) as jointly owned or licensed by Seller in a manner currently used by the Business. No other party has a license to use any Intellectual Property Rights identified in Schedule 3.11(a). Schedule 3.11(b) of this Agreement contains a complete list of all Intellectual Property Rights licensed to third parties wherein Seller is the exclusive owner or joint owner of such Intellectual Property Rights. There are no restrictions on the direct or indirect transfer of the Intellectual Property Rights identified in Schedule 3.11(a) and Schedule 3.11(b). Schedule 3.11(c) of this Agreement contains a complete list of all Intellectual Property Rights wherein Seller is licensee and Seller’s interest in the Intellectual Property Rights are transferable. Seller, in its use of the Intellectual Property Rights, is not infringing and has not infringed upon the intellectual property of any other Person, and no claim is pending or has been threatened with respect to the ownership, validity, license or use of, or any infringement resulting from, the use of the Intellectual Property Rights. The Intellectual Property Rights will be owned or available for use by Purchaser and any Designee from and after the Closing on substantially the same terms and conditions as are applicable to Seller prior to the Closing.

        Section 3.12.    Litigation.    Except for the Chapter 11 Case, there is no Action pending, threatened or anticipated, including those Actions listed on the attached Schedule 3.12, that would or could have a Material Adverse Effect on the transactions contemplated by this Agreement, Purchaser or the Acquired Assets.

        Section 3.13.    Certificate of Service.    The parties shown on the Certificate of Service attached as Schedule 3.13 constitute all parties known by Seller to be entitled to notice of Seller’s intent to sell the Acquired Assets (and assume and assign the Designated Contracts) under Bankruptcy Rule 2002 and including all parties owning, claiming or asserting a Lien in or to any of the Acquired Assets.

         Section 3.14.     Accuracy of Warranties.    To Seller’s knowledge, no representation or warranty by Seller in the Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained in the Agreement, in light of the circumstances under which they were made, not misleading.

        Section 3.15.     Sale is “As is, Where is”.     Except as otherwise provided herein, the Acquired Assets are being sold “as is, where is.”

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Seller as follows:

        Section 4.1.     Organization.    Purchaser is a corporation validly existing and in good standing under the Laws of Delaware.

        Section 4.2.     Authority Relative to this Agreement.    Purchaser has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

        Section 4.3.     Consents and Approvals.    Except as required by the Bankruptcy Court, no Consents are required to be obtained by Purchaser in connection with its execution, delivery, and performance of this Agreement.

        Section 4.4.    No Violations.    Neither the execution, delivery or performance of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, will (a) conflict with or result in any breach of any provisions of the Certificate of Incorporation or Bylaws of Purchaser, unless Seller is relieved of any such obligations or restrictions by order of the Bankruptcy Court, (b) violate any Order applicable to Purchaser or its properties or assets, except for conflicts or violations that could not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

        Section 4.5.     Availability of Funds.    Purchaser has available cash on hand or funds available pursuant to one or more written financing arrangements sufficient, in the aggregate, for the payment of the Purchase Price.

ARTICLE V.

COVENANTS

        Section 5.1.     Conduct of Business by Seller Pending the Closing.    Between the date of execution of this Agreement and December 29, 2003, Seller will operate the Business in the ordinary course of business in a manner consistent with prior practice to the extent such prior practice is, within Seller’s best business judgment, permissible under and consistent with the Bankruptcy Code, and will use reasonable efforts to preserve its relationships with and the goodwill of its clients and suppliers in a manner so as to preserve the value of the Acquired Assets.

        Section 5.2.    Access and Information.    Seller shall afford to Purchaser and any Designee, and each of their financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives, access during normal business hours throughout the period prior to the Closing to all books and records, assets and properties, and personnel of Seller that pertain to the Acquired Assets or the Assumed Liabilities and, during such period, shall furnish as promptly as practicable to Purchaser and any Designee any and all such information as Purchaser and any Designee may reasonably request pertaining to the Acquired Assets or the Assumed Liabilities (including, without limitation, copies of Designated Contracts and the Books and Records).

        Section 5.3.     Additional Matters.    On the terms and subject to the conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers (other than the waiver of their respective conditions to closing) or Consents required under this Agreement.

        Section 5.4.     Further Assurances.    After the Closing Date, Seller, its Affiliates and Purchaser will each use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer or assumption, as the case may be, and take such other actions as may be reasonably requested to implement more effectively, the conveyance and transfer of the Acquired Assets to Purchaser or any Designee and the assumption of the Assumed Liabilities by Purchaser or any Designee.

        Section 5.5.    Covenant-Not-to-Compete.     In consideration of Purchaser’s consummation of the transactions contemplated hereby, and as a material inducement to Purchaser to enter into this Agreement, Seller covenants and agrees as during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Noncompete Period”), Seller shall not at any time, in any capacity, directly or indirectly, (i) be a Competing Organization, provide any services to any Competing Organization, or have any direct or indirect ownership, financial or management interest in any Competing Organization; (ii) solicit the employment of or hire any former employee of the Business or employee of Purchaser, or in any way interfere with the relationship between Purchaser and any of its employees; or (iii) solicit the business of any then existing or prospective client, customer, alliance partner, supplier, licensee, licensor, franchisee or other business relation of Purchaser, or in any way interfere with the business relationship between Purchaser and such Persons. “Competing Organization” shall include any Person (i) located or doing business anywhere in North America, and (ii) then engaged in or about to become engaged in, a business identical to or similar to the Business. If, at the time of enforcement of any of the provisions of this Section 5.5 a court holds that the restrictions stated herein are unreasonable or unenforceable, the parties agree that the maximum period, scope or geographical area reasonable or otherwise enforceable under such circumstances shall be substituted for the stated period, scope or area. The parties acknowledge and agree that the breach of any term or provision of this Section 5.5 by Seller shall cause irreparably harm to Purchaser and that in addition to any other remedies, Purchaser may apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Section 5.5. Parties further acknowledge and agree that the restrictions of this Section 5.5 shall not apply to Seller to the extent necessary to allow Seller to complete current contracts for the Commonwealth of Pennsylvania, as described on the attached Schedule 5.5.

        Section 5.6.    Change of Corporate Name.    On or before the Closing Date, Seller shall take all appropriate action to change its corporate name to a name that is dissimilar to “Rohn Industries, Inc.” and such changed name shall not contain any derivation or variation of any named currently used by Seller.

        Section 5.7.    Use and Purchase of Inventory.    For a period of sixty (60) days after the Closing, and in order to fulfill open bids, Purchaser shall have the right to purchase any inventory excluded under Section 1.1(b)(2) of this Agreement, and not otherwise sold at auction by Seller, for $0.10 (ten cents) per dollar of book value for such inventory as reflected on the books of Seller.

                 (a)        Seller shall not sell or use Inventory prior to Closing except in the ordinary course of business.

                 (b)        For a period of fourteen (14) days following the Closing, Seller shall not sell or use Excluded Inventory except with the advance written notice to and consent of Purchaser. Following this period, Seller may engage an auctioneer, at no risk or cost to Purchaser, to sell Excluded Inventory on-site for so long as Purchaser has possession of or rights to the facility in which such Inventory is located.

ARTICLE VI.

CONDITIONS PRECEDENT

        Section 6.1.     Conditions Precedent to Obligation of Seller and Purchaser.    The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

                 (a)        the Section 363/365 Order shall have been entered by the Bankruptcy Court, shall not then be stayed and shall not have been reversed, modified or amended;

                 (b)        no action or injunction shall be pending or threatened by any party, including any Governmental Authority, that if successful would prevent the consummation of the transactions contemplated by this Agreement; and

                 (c)        the Escrow Agreement shall be executed by each of the Escrow Agent, Purchaser and Seller.

        Section 6.2.     Conditions Precedent to Obligation of Seller.    The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional condition: Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by Purchaser at or prior to the Closing Date, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such date, except as otherwise contemplated by this Agreement.

        Section 6.3.     Conditions Precedent to Obligation of Purchaser.    The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

                 (a)        Seller shall have performed in all material respects all of its obligations under this Agreement required to be performed by Seller at or prior to the Closing Date and the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such date;

                 (b)        there shall not have occurred any Material Adverse Effect on or at any time after the date of this Agreement;

                 (c)        prior to December 29, 2003, none of the Chapter 11 Case shall have been dismissed or converted to a case under Chapter 7 of the Bankruptcy Code, and Seller shall not have filed a motion or other pleading seeking the dismissal of any of the Chapter 11 Case under Section 1112 of the Bankruptcy Code or otherwise.

        Section 6.4.     Conditional Closing in Escrow.    If the conditions to Section 6.3(a) or 6.3(b) are not satisfied by December 28, 2003, Purchaser can elect to close in escrow. Upon such election, Seller shall deposit executed copies of the Agreement and all other transaction documents with the Escrow Agent or other agent to be agreed upon by Purchaser and Seller. The escrow shall be released and the Closing shall occur if the conditions to Section 6.3(a) or 6.3(b) are satisfied on or before January 15, 2004. If such conditions are not satisfied by January 15, 2004, the escrow will terminate and this Agreement shall terminate in accordance with Section 7.1.

ARTICLE VII.

TERMINATION

        Section 7.1.     Termination.    This Agreement may be terminated: (a) by mutual written agreement of Seller and Purchaser at any time prior to the Closing Date; (b) by either Seller or Purchaser if the Bankruptcy Court approves a higher or better offer for all or some of the Acquired Assets; (c) by Purchaser if (i) the Bankruptcy Court denies approval of the Break-up Fee and Expense Reimbursement provided for in Sections 7.3 and 9.2, (ii) Seller accepts any bid for the Acquired Assets other than from Purchaser (including any credit bid made by Lenders), or otherwise enters into any agreement(s) to sell, transfer or assign the Acquired Assets (or stock or other securities of Seller or of any of Seller’s direct or indirect parent companies or subsidiaries or other business combination involving Seller) to any Person other than Purchaser, (iii) if any of the conditions set forth in Section 6.1 and 6.3 or any of the covenants set forth in Article IX shall not have been satisfied by the end of the business day on January 15, 2004, or by such earlier date expressly specified in such conditions or such covenants, and shall not have been waived by Purchaser; or (d) by Seller if any of the conditions set forth in Section 6.1 or 6.2 shall not have been satisfied by the end of the business day on January 15, 2004.

        Section 7.2.    Effect of Termination.    If this Agreement is validly terminated pursuant to Section 7.1, this Agreement will immediately become null and void, and there will be no liability or obligation on the part of Seller, Purchaser or their respective Affiliates (or any of their respective officers, directors, employees, agents or other representatives), except that the provisions with respect to the Break-Up Fee and Expense Reimbursement in Section 7.3 and expenses in Section 11.8 will continue to apply following any such termination.

        Section 7.3.     Break-Up Fee.    Seller agrees if Seller accepts any bid for the Acquired Assets other than from Purchaser (including any credit bid made by Lenders), or otherwise enters into any agreement(s) to sell, transfer or assign the Acquired Assets (or stock or other securities of Seller or of any of Seller’s direct or indirect parent companies or subsidiaries or other business combination involving Seller) to any Person other than Purchaser, or Seller fails to consummate this transaction for any reason (other than a material breach by Purchaser of this Agreement), Purchaser shall be entitled to a break-up fee in the amount of 3% (three percent) of the Purchase Price (“Break-Up Fee”) and reimbursement of its out of pocket fees and expenses in an amount not to exceed $50,000 (fifty thousand dollars) (“Expense Reimbursement”), payable by Seller, as consideration of and reimbursement for, among other things, the significant efforts and funds expended by Purchaser in connection with its possible acquisition of the Acquired Assets. If payable pursuant to this Section 7.3, the Break-Up Fee and Expense Reimbursement shall be paid by Seller no later than one (1) business day following termination of this Agreement pursuant to Section 7.1 above. Notwithstanding anything to the contrary in this Section 7.3, the Break-Up Fee and Expense Reimbursement shall not be paid if Purchaser and Seller consummate the Closing on or before January 15, 2004, irrespective of whether Seller had previously accepted a competing bid or otherwise. The Break-Up Fee and Expense Reimbursement shall constitute an allowed administrative expense claim in the Bankruptcy Case with priority under of a kind specified in sections 503 and 507 of the Bankruptcy Code. Seller acknowledges that Purchaser would not have invested the effort in negotiating and documenting this proposed transaction and incurred obligations to pay its outside advisors if Purchaser were not entitled to the Break-Up Fee and Expense Reimbursement in accordance with the terms of this Agreement.

        Section 7.4.    Termination of Escrow.    The Escrow Agent shall return the Escrow Deposit to Purchaser no later than one (1) business day following (a) the termination of this Agreement in accordance with Section 7.1, or (b) the failure by Seller to consummate this transaction for any reason (other than a material breach by Purchaser of this Agreement).

ARTICLE VIII.

EMPLOYEE MATTERS

        Section 8.1.    No Obligation with Respect to Employees or Employment-Related Agreements.    Purchaser shall have no obligation to hire any of Seller’s management or employees, to confer or negotiate with any union representative of any employees, or to enter into or assume any liabilities with respect to any employment agreement or Collective Bargaining Agreement.

        Section 8.2.    Option to Hire Employees.    Purchaser may negotiate and extend offers of employment to some or all of Seller’s employees whom it desires to hire in its sole discretion, which offers shall be on terms and conditions which Purchaser shall determine in its sole discretion. All of Seller’s employees who accept employment with Purchaser after the Closing are referred to herein as “Rehired Employees.” Seller shall terminate the employment of all Rehired Employees on the Closing Date and any cost, expense or liability resulting from or incurred in connection with, such terminations, shall be the sole responsibility of Seller, including any liability or obligation in connection with, any Benefit Plan or any other compensatory plan, program, arrangement or agreement for the benefit of any employee. Purchaser shall have no liability for wages, salaries, monthly sales bonuses, sales commissions, vacation and sick pay, employee fringe benefits, worker’s compensation claims and other employee benefit or employee-related claims or liabilities with respect to employees or former employees of Seller made, earned, accrued or arising on or before the Closing Date, whether or not reported before that date (the “Employee Claims”). Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Purchaser, nor shall anything herein interfere with the right of Purchaser to terminate the employment of any of the Rehired Employees at any time, with or without cause, or restrict Purchaser in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees.

ARTICLE IX.

BANKRUPTCY MATTERS

        Section 9.1.    Cure of Defaults.    Subject to the prior approval of the Bankruptcy Court and only to the extent required under Section 1.3, Purchaser shall, on or prior to the Closing, pay or cause to be paid to Seller the aggregate amount necessary to cure any and all monetary defaults and breaches under any Designated Contracts (as such list of Designated Contracts may be modified hereunder). Seller shall use such payment from Purchaser (or, where applicable, any Designee) solely to effectuate the assumption by Seller and assignment to Purchaser (or, where applicable, any Designee) of each Designated Contract in accordance with the provisions of Section 365 of the Bankruptcy Code and this Agreement.

        Section 9.2.    Bankruptcy Court Orders.

                 (a)        Seller shall use its reasonable efforts to schedule hearings on and obtain the Bankruptcy Court’s entry of (A) an order approving the sale and bidding procedures in a form reasonably acceptable to Purchaser (the “Bidding Procedures Order”) on or before December 1, 2003, and (B) the Section 363/365 Order on or before December 23, 2003.

                 (b)        The Bidding Procedures Order shall provide, among other things, that (i) the Break-Up Fee and Expense Reimbursement and all other payments to Purchaser arising under this Agreement shall be obligations of Seller with priority as administrative expenses in the Chapter 11 Case, (ii) the first competing offer must be in an amount of at least $215,000 in excess of the Purchase Price; (iii) any subsequent competing offer must be in increments of no less than $50,000; (iv) all competing bids must include no less than all of the Acquired Assets; (v) all competing offers must be in cash and may not be contingent on financing necessary to consummate the transaction; (vi) Seller shall provide notice of the Sale Hearing to Seller’s creditors and publish such notice in a newspaper to be mutually agreed upon by the parties; and (vii) Seller shall provide each jurisdiction in which it or any of its subsidiaries are subject to tax with copies of any motion for entry of an Section 363/365 Order.

                 (c)        The Section 363/365 Order shall be in the form attached as Schedule 9.2(c) or such other form as mutually agreed upon by Purchaser and Seller.

                 (d)        In the event an appeal is taken, or a stay pending appeal is requested or reconsideration is sought, from the Bidding Procedures Order or Section 363/365 Order that alleges in any way that Purchaser is not a good faith purchaser, Seller shall immediately notify Purchaser of such appeal or stay request and shall provide to Purchaser within one (1) day a copy of the related notice of appeal or order of stay or application for reconsideration. Seller shall also provide Purchaser with copies of any other or further notice of appeal, motion or application filed in connection with any appeal from or application for reconsideration of, either of such orders and any related briefs. Seller agrees to take all steps as may be reasonable and appropriate to defend against such appeal, petition of motion and to use its reasonable efforts to obtain an expedited resolution of such appeal, provided that nothing herein shall preclude the parties to this Agreement from consummating the Closing if the Section 363/365 Order shall have been entered and not been stayed and Purchaser (in its sole discretion) has waived in writing the condition set forth in Section 6.1(a), in which event Purchaser shall be able to assert the benefits of Section 363(m) of the Bankruptcy Code as a consequence of which such appeal shall become moot.

                 (e)        Seller shall use its reasonable efforts to file a motion or motions to reject any contracts so designated for rejection by the Purchaser prior to the Closing Date.

                 (f)        In any order presented to the Bankruptcy Court for rejection of a contract or assumption and assignment of a Designated Contract to Purchaser, Seller shall seek an order providing, among other things, that any restrictive covenants and/or confidentiality provisions for the benefit of Seller are expressly preserved.

ARTICLE X.

DEFINITIONS

        As used in this Agreement, the following defined terms have the meanings indicated below:

        “Action” means any claim, action, injunction, complaint, counterclaim, joinder, investigation, suit, order, notice of violation, arbitration, audit or other proceeding, whether civil or criminal, in Law or in equity, whether or not before any court, arbitrator or other Governmental Authority, by any Governmental Authority or by any other Person.

        “Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. Without limiting the foregoing and for avoidance of doubt, all direct and indirect parents or subsidiaries of Seller shall be Affiliates of Seller, whether or not involved in the Chapter 11 Case.

        “Benefit Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, retiree medical, workmen’s compensation, severance or other employee benefit plan, practice, policy, arrangement or program of any kind, whether written or oral, including, but not limited to, any pension plan as defined in Section 3(2) of ERISA, any welfare plan as defined in Section 3(1) of ERISA, any Pension Plan that is subject to the pension benefit insurance provisions of Title IV of ERISA, or that is subject to Section 412 of the IRS Code or Part 3 of Subtitle B of Title I of ERISA, and any Pension Plan described at Section 4001(a)(3) of ERISA.

        “Collective Bargaining Agreement” means any agreement with an accredited union operating on behalf of any of Seller’s past or present employees.

        “Contract” means any agreement, evidence of indebtedness, bond, commitment, indemnity, indenture, instrument, lease, license, mortgage, statement of work, security agreement or other contract, commitment, undertaking or understanding, whether or not in writing.

        “Designee” means a party designated by Purchaser to acquire and take title to certain of the Acquired Assets, or designated by Purchaser to take an assignment of one or more Designated Contracts, in each case in connection with approval of this Agreement and entry of the Sale Order and contemporaneously therewith or as soon as practicable thereafter, and subject to the rights, protections, and obligations of Purchaser under this Agreement and the Sale Order to the extent approved by the Court.

        “Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances, codes and other provisions (as amended and whenever in effect) having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the present, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, analysis, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        “Final Order” shall mean an order or judgment the operation or effect of which is not stayed and to which no appeal or motion to reconsider has been filed that alleges the Purchaser is not a good faith purchaser and is pending.

        “Governmental Authority” means any authority, agency, commission, official, court, tribunal, arbitrator or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

        “Intellectual Property” means all intellectual, industrial, and proprietary rights, whether domestic or foreign (including any associated goodwill) in and to the following, without limitation: (a) all patents, patent applications, provisionals, reissues, continuations, continuations-in-part, divisionals, re-examinations and extensions, patent disclosures, inventions (whether or not patentable and whether or not reduced to practice) and improvements thereto; (b) all trademarks, service marks, trade dress, logos, trade names, fictitious business names and corporate names (including without limitation all brand names, trade style and similar designations of source or origin), and resignations and applications for registration thereof and all rights related thereto, including all good will; (c) all copyrights in published or unpublished works and registrations and applications for registration thereof; (d) domain names or uniform resource locators, telephone numbers, Internet content and services including, without limitation, all goodwill associated therewith; (e) computer programs, software, data, source code and documentation; (f) trade secrets and confidential business information (including ideas, know-how, technical data, proprietary processes, copyrightable works, financial, marketing plans and customer and supplier lists and information and all other proprietary information however recorded or stored); (g) license agreements or other rights related to the foregoing; and (h) the right to sue or otherwise claim for past, present or future infringement, misappropriation or unauthorized use or disclosure;

        “Intellectual Property Rights” means the Intellectual Property owned or used by Seller in the Business.

        “IRS Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

        “Lenders” means La Salle Bank National Association, as Administrative Agent, National City Bank, as Syndication Agent, and other Lenders to Seller under and pursuant to financing orders entered in the Chapter 11 Case.

        “Liabilities” means all indebtedness, obligations and other liabilities of any kind of a Person (whether absolute or contingent, accrued or unaccrued, known or unknown, fixed or otherwise, due or to become due, matured or unmatured, liquidated or unliquidated).

        “Liens” means any claim, lien, pledge, option, charge, security interest, easement, deed of trust, mortgage, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease, other than (a) liens on property underlying any of the leases that are included in the Acquired Assets; and (b) liens for Taxes not yet delinquent or which are being contested in good faith through appropriate proceedings.

        “Material Adverse Effect” means an occurrence or series of occurrences that (i) substantially reduces the value to Purchaser of the Acquired Assets or Assumed Liabilities, or (ii) impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

        “Order” means any writ, judgment, decree (including consent decrees), injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

        “Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

        “Tax” means (i) any federal, state, local or foreign net or gross income, minimum, alternative minimum, sales, value added, use, excise, franchise, real or personal property, transfer, environmental, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, severance, withholding or other tax, assessment, duty, fee, levy or charge of any nature whatever, whether disputed or not, imposed by any Governmental Authority, any interest, penalties (civil or criminal), additions to tax or additional amounts related thereto or to the nonpayment thereof, and (ii) any obligations under any Contract or other arrangement with respect to any item described in clause (i) above.

        Unless the context of this Agreement otherwise requires, the words “include” or “including” shall mean “include without limitation” and “including without limitation” respectively, whether or not expressly stated.

ARTICLE XI.

GENERAL PROVISIONS

        Section 11.1.    Survival.    The representations and warranties contained in this Agreement shall not survive the Closing and shall terminate thereon; provided, however, the foregoing shall not apply to any breach of any representation or warranty occurring as a result of Seller’s knowing misrepresentation, fraud, or bad faith, in which case Purchaser’s recourse for such breach shall survive the Closing indefinitely.

        Section 11.2.     Taxes.    All sales, use, transfer and documentary taxes or fees, if any, payable in connection with the sale, conveyance, assignments, transfers and deliveries to be made to Purchaser hereunder shall be borne by Seller.

         Section 11.3.    Notices.    All notices, claims, demands, and other communications under this Agreement shall be in writing and shall be deemed given upon confirmation of receipt of a facsimile transmission, upon confirmed delivery by a standard overnight carrier or when delivered by hand, in each case addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to Purchaser, to: SPX Corporation1 3515 Ballantyne Corporate Place Charlotte, NC 28277 Fax: 704-752-7515 Attention: General Counsel

with required copies to (which shall not constitute notice to Purchaser): Group General Counsel SPX Corporation 90 Fieldstone Court Cheshire, CT 06410 Fax: 203-699-3216

and Gardner, Carton & Douglas LLP 191 North Wacker Drive Chicago, Illinois 60606 Fax: (312) 569-1342 Attention: Stephen A. Tsoris

If to Seller, to: Rohn Industries, Inc. 3595 West State Road 28 Frankfort, IN 46041 fax: 765-659-2722 Attention: Horace Ward, President and CEO

with a required copy to: Ice Miller One American Square Box 82001 Indianapolis, IN 46282 Fax: 317-236-2219 Attention: Henry A. Efroymson.

        Section 11.4.     Descriptive Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 11.5.     Entire Agreement.    This Agreement (including the schedules and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and negotiations with respect to the subject matter of this Agreement.

        Section 11.6.     Assignment.   Seller may not assign this Agreement without the written consent of Purchaser. Purchaser may (at any time prior to Closing), in its sole discretion, assign in whole or in part its rights and obligations pursuant to this Agreement (including the right to purchase the Acquired Assets and the obligation to assume the Assumed Liabilities) to one or more Designees, and Purchaser may, in its sole discretion, direct Seller to convey the Acquired Assets, in whole or in part, to one or more Designees. Purchaser may also, in its sole discretion, assign this Agreement and the rights and obligations hereunder (i) to one or more of its affiliates, (ii) in connection with a merger or consolidation involving Purchaser or in connection with a sale of stock or assets of Purchaser or other disposition of all or any portion of Purchaser’s business, or (iii) to a lender of Purchaser or its affiliates as collateral security.

        Section 11.7.     Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Indiana, irrespective of conflicts of law principles.

        Section 11.8.    Expenses.    Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses. The foregoing shall not affect the legal right, if any, that any party may have to recover expenses from any other party that breaches its obligations under this Agreement. Without limiting the foregoing, Seller shall be responsible for the Break-Up Fee and Expense Reimbursement and any brokerage, financial advisory, finder’s or similar fee or commission payable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates. Purchaser shall be responsible for any brokerage, financial advisory, finder’s or similar fee or commission payable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. The prevailing party in any litigation concerning the subject matter of this Agreement shall be entitled to recover, in addition to any other remedy at law, in equity or under this Agreement, its reasonable costs and expenses, including attorneys’ fees, incurred in connection with such litigation, together with court costs and prejudgment interest.

        Section 11.9.    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

        Section 11.10.    Waiver.    At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        Section 11.11.     Counterparts; Facsimile.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile transmission, and a facsimile of this Agreement or of a signature of a party will be effective as an original

        Section 11.12.     Parties in Interest.    Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 11.13.    Bulk Sales.    Purchaser and Seller hereby waive compliance with any bulk sales or other similar Laws in any applicable jurisdiction in respect of the transaction contemplated by this Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, Seller and Purchaser have caused this Asset Purchase Agreement to be duly executed on their behalf, as of the date first above written.

ROHN INDUSTRIES, INC. By: /s/ Horace Ward Name: Horace Ward Title: President & CEO SPX CORPORATION By: /s/ Lewis M. Kling Name: Lewis M. Kling Title: VP SPX Corp.